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                                                                       EXHIBIT 5

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                                                          LAW OFFICES OF


                                                  SAUL, EWING, REMICK & SAUL LLP
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BALTIMORE, MARYLAND                                     CENTRE SQUARE WEST                               NEW YORK, NEW YORK
BERWYN, PENNSYLVANIA                              1500 MARKET STREET, 38th FLOOR                         PRINCETON, NEW JERSEY
HARRISBURG, PENNSYLVANIA                           PHILADELPHIA, PA 19102-2186                           WILMINGTON, DELAWARE

                                                          (215) 972-7777
                                                       Fax: (215) 972-7725
                                              Internet Email: Firm: lawyers@saul.com
                                               World Wide Web: http://www.saul.com
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                                                                   July 26, 2000

OSI Pharmaceuticals, Inc.
106 Charles Lindbergh Blvd.
Uniondale, NY  11553

Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") of OSI Pharmaceuticals, Inc., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,415,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"), 415,000 shares of which are to be issued under the Company's Non-Qualified Stock Option Plan for Former Employees of Cadus Pharmaceutical Corp. and 2,000,000 shares of which are to be issued under the Company's 1999 Incentive and Non-Qualified Stock Option Plan.

         We have examined the Registration Statement, the Certificate of Incorporation and By-laws of the Company and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this Opinion.

         Based on the foregoing, it is our opinion that:

         1. the Company is duly organized, validly existing and in good standing under the laws of State of Delaware; and

         2. the Shares to be issued in accordance with the terms described in the Registration Statement have been duly authorized and, when issued in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this Opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,


                                                  SAUL, EWING, REMICK & SAUL LLP